Exhibit 10.21

HONGRI (FUJIAN) SPORTING GOODS CO., LTD.
APPAREL PROCESSING AGREEMENT

Contract No.: HR001

Party A: Hongri (Fujian) Sporting Goods Co., Ltd.
Party B: Anhui Kaixin Apparels Co., Ltd.

Based on friendly consultation, the parties reached the following agreement regarding the processing of Party A’s products:

I. Contract Standard: Party B will accept the outsourcing contract from Party A regarding the apparel manufacturing. Party A will provide materials and Party B will be responsible for processing. The processing fee will be the total of all contributed salaries and processing fees of Party B plus a 20% premium.

II. Notes:

The “Delivery Date” under this Agreement shall refer to the last date when the products are delivered to the designated location of Party A.

III. Processing Methods

1. Party A will provide raw materials and accessories (excluding thread), and will be responsible for the printing and embroidering fees.

2. Party B will use the method of (A) to process: A, Sewing; B, from coloring, cutting to sewing; C, from cutting, sewing to packaging; D, from coloring, sewing to packaging. If taking the methods of B or D, Party B will apply for materials from Party A but the total amount cannot exceed the amount provided by Party A. If there is any exceeding amount or the materials have any problems, Party B shall notify Party A in time and seek the approval from Party A before cutting. Party B will be fully responsible for all the losses caused without the approval from Party A.

3. Party B shall use its own equipments, technology and manufacturing capacity to finish the entire process contained in Section 2 of this Article III.

4. Party B shall not reassign to any third party the apparels processing without the approval from Party A; or otherwise, Party A can unilaterally terminate this Agreement and request compensation from Party B for all losses.

IV. Delivery Method and Location

1. Regardless of the processing methods, Party B shall be responsible for all the fees relating to accepting (including returning) materials and delivery of products. Party B shall deliver all the finished products to the designated location of Party A before the stipulated delivery date.

2. In case that Party A needs to rush the delivery, Party B shall coordinate with Party A to deliver the products in installments.

V. Quality Requirements and Procedure

1. Accessories, Shell Fabric and Workmanship: See the Detail Sheet. (If during the manufacturing period, Party B finds out that the workmanship is inconsistent with the sample or has any technical questions, Party B needs to consult with Party A before proceeding with the manufacturing) 2. Before manufacturing, Party B needs to provide a pre-manufacturing sample to the order supervisor for confirmation purpose. After the preliminary confirmation by the order supervisor, the order supervisor needs to send the sample to technical department for confirmation by various other departments. Confirmation needs to be reflected in a written Confirmation Report. If Party B fails to obtain such confirmation, it shall be responsible for all liabilities.

3. Upon the manufacturing, Party B shall provide the order supervisor of Party A a color sample for all the unconfirmed colors. If Party B fails to finish the confirmation of colors, Party A shall have the right to terminate the manufacturing.

4. The parties need to confirm the total quantity upon accepting the shell fabric and accessories by Party B. Party B shall be fully responsible after the issuance of delivery order.

5. If Party B encounters any shortage of shell fabric and accessories due to the poor management of Party B (excluding the quality issues caused by the suppliers of Party A), Party B shall notify the responsible person of Party A, and submit a written application for supplementing materials, but Party B shall be responsible for the fees. (main label: RMB 2/piece, care label: RMB 30/order, other accessories will be double priced, and the shell fabric will follow the original price).

6. Party B shall coordinate with Party A to scrutinize the quality of the products, and Party B shall be partially responsible for all the returned products the quality problem of which are caused by Party B.

7. After Party B has finished all the manufacturing, it shall return to the warehouse of Party A all the extra shell fabric and accessories.

VI. Inspection

1. Party B shall notify the order supervisor of Party A in time once it has finished the manufacturing, and the order supervisor of Party A will conduct the inspection at Party B’s plant based on the Inspection Quality Standards promulgated by Party A. The order supervisor of Party A has the right to refuse to accept the products if the quality fails the quality standards of Party A.

2. When inspecting the semi-finished products, Party B shall notify Party A in time about any quality problems of the raw materials and the accessories (including the printing and the embroidery) and can only proceed with the manufacturing after adjustment.

3. If the parties have any disputes about the quality standard of the finished apparels, they can apply for quality inspection with the statutory quality inspection institute and the inspection institute shall have the right to determine the quality standard.

4. If Party B takes the Method of B or D under the Section 2 of Article III, Party B shall strictly follow the quantity, color and size requirements contained in the order instruction of Party A.

5. Upon delivery, Party B shall also provide the pre-manufacturing samples, inspection reports and the workmanship sheet to the inspection department of Party A. Party B shall also produce the packaging sheet to be confirmed and executed by the order supervisor and faxed to the responsible person of the manufacturing center. The packaging of finished products cannot have any problems relating to number deficiency, style mixing, color mixing, or label mixing. If Party A identify any of the above issues, it will requirement a payment of RMB 100 per item from Party B as a compensation.

If Party B takes the Method B to process the products and causes batch remake (the rate for relate exceeds 30%), Party A has the right to deny the products, and Party B shall organize remaking without any conditions and will be required a payment of RMB 200/time as a punishment. If Party B causes multiple times of remaking, and the products cannot be repaired, all the products shall be delivered as B Level. During the manufacturing process, Party B shall be responsible for RMB 5/item for each wrong size lable, wrong care label and wrong accessory.

VII. Payment of Price

1. Once Party B has finished all the products and delivered to Party A after the inspection, Party B can apply for the payment with the financial department of Party A by submitting the Stock-In Sheet, Material Warehouse Delivery Order and the Processing Agreement. The payment will be made within 10-30 days after the application.

2. If Party B takes Method B or D to process the products, and the delivered quantity is less than the quantity required by Party A (unless due to the deficiency of materials of Party A or other reasons; and in this case, Party B shall apply in writing, and can be waived of punishment after approving and confirmation by the Manufacturing Control Center), Party A will deduct 30% of the retail price as compensation; if the products are defective products, Party A will deduct 20% of the retail price as a compensation and will not pay the processing fee; if the products are categorized as B Level, the compensation will be the cost price.

VIII. Breach of Contract

1. Party A will be responsible for the liabilities for delayed delivery caused by the failure of Party A to provide raw materials; provided however, that Party B shall provide a written communication regarding the reason for delayed delivery and shall obtain the execution from the responsible person of relevant department.

2. The last delivery of Party B shall be finished with the contract date, or otherwise, Party A will make deduction from the payment as a delay compensation. Party B shall be responsible for any extension caused by the poor management of Party B or other reasons. A 1-4 days extension will typically not be subject to deduction. Party A will deduct 2% from the payment to Party B for any 5-7 days extension, 5% for any 8-12 days extension, and 8% for 12-15 days extension. Party A has the right to require Party B to be responsible for the sales liabilities if the extension is more than 15 days.

Notes: The date on the Stock-In Sheet shall be within 3 days after the products were delivered to the designated location of Party A.

IX. Disputes Resolution

In case of disputes, the parties shall try to resolve the problems through negotiation. If the parties fail to resolve the disputes through negotiation, any party can either apply for mediation and arbitration with relevant authorities, or directly bring a law suit with the court.

X. Effectiveness of the Agreement

This Agreement shall take effect upon March 16, 2011 and shall be terminated upon the agreement by the parties. During the execution period of this Agreement, any amendment to or termination of this Agreement shall be brought out in one-month advance. All the issues not covered by this Agreement shall be determined by the negotiation between the parties and shall be made in supplementary agreement. The supplementary agreement shall have the same effect as this Agreement.

XI. This Agreement is made in two copies, with each party holding one copy.

Party A: Hongri (Fujian) Sporting Goods Party B: Anhui Kaixin Apparels Co., Ltd. Co., Ltd.

[Chopped with the Company Chop]	[Chopped with the Company Chop]

March 16, 2011	March 16, 2011
Bank:	Bank:
Account No.:	Account No.:
Tel: 0595-88507988	Tel:
Address: Yupu Industrial Park, Baogai	Address:
County, Shishi Municipal	Postal Code:
Postal Code: 362700

This Agreement is executed in Shishi, Fujian on March 16, 2011